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                                                                    EXHIBIT 11.1

                  AMERICAN TELECASTING, INC. AND SUBSIDIARIES

                               EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)

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
                                                                    YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                               1996           1997           1998
                                                           -----------    -----------    -----------
Loss before extraordinary charge and cumulative effect
  of accounting change, net of income taxes                $   (98,380)   $   (52,471)   $  (134,040)
Extraordinary gain on extinguishment of debt                        --             --         61,047
Cumulative effect of change in accounting for
  start-up costs                                                    --             --         (1,953)
                                                           -----------    -----------    -----------

Net Loss                                                       (98,380)       (52,471)       (74,946)

Dividend embedded in conversion of Series B
  Convertible Preferred Stock                                   (6,250)            --             --
                                                           -----------    -----------    -----------

Net loss applicable to Class A Common Stock                $  (104,630)   $   (52,471)   $   (74,946)
                                                           ===========    ===========    ===========

Weighted average number of shares outstanding               18,095,961     25,458,247     25,743,607
                                                           ===========    ===========    ===========

Loss per share applicable to Class A Common Stock
  before extraordinary charge and cumulative effect
  of accounting change                                     $     (5.78)   $     (2.06)   $     (5.21)

Loss per share from cumulative effect of charge in
  accounting for start-up costs                                     --             --           (.07)

Income per share from extraordinary gain                            --             --           2.37
                                                           -----------    -----------    -----------

Basic and diluted net loss per share applicable to
  Class A Common Stock                                     $     (5.78)   $     (2.06)   $     (2.91)
                                                           ===========    ===========    ===========
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